News Release

For further information:

Hooper Holmes
Roy H. Bubbs
President and Chief Executive Officer
(908) 766-5000

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Hooper Holmes Announces Third Quarter 2009 Results

BASKING RIDGE, N.J., November 6, 2009 -- Hooper Holmes (NYSE Amex:HH) today announced financial results for the three and nine months ended September 30, 2009.

Consolidated revenues totaled $43.8 million for the third quarter of 2009, representing a 7% revenue decline from the $47.2 million in the third quarter of 2008. This is an improvement for the third quarter of 2009 in comparison to the 10% revenue decline experienced in the first half of 2009.  The Company recorded a net loss of $0.7 million for the third quarter of 2009, or $(0.01) per share compared to a net loss of $2.7 million, or $(0.04) per share in 2008.  The net loss for the third quarter of 2009 includes a non-cash charge of $0.6 million attributable to increased depreciation expense resulting from a reduction in the estimated useful life of the Company’s current IT system.  In addition, the net loss for the third quarter of 2009 includes $0.3 million of restructuring and other charges.  The net loss for the third quarter of 2008 included a loss from discontinued operations of $0.6 million.

For the nine months ended September 30, 2009, consolidated revenues were $137.4 million compared to $150.8 million in the comparable period of 2008.  The Company’s net loss for the nine months ended September 30, 2009 totaled $3.0 million, or $(0.04) per share, compared to a net loss of $3.1 million, or $(0.05) per share in 2008.  The results for the nine months ended September 30, 2009 include a non-cash charge of $2.1 million attributable to increased depreciation expense resulting from a reduction in the estimated useful life of the Company’s current IT system.  The 2009 results also include restructuring and other charges totaling $1.1 million.  The net loss for the nine months ended September 30, 2008 included restructuring and other charges of $1.7 million and a $0.1 million loss from discontinued operations.

Revenues by service lines include:

▪
Portamedic revenue declined 4% to $32.4 million in the third quarter of 2009 compared to $33.7 million in the third quarter of 2008, an improvement from the 6% revenue decline experienced in the first half of 2009.

▪	Heritage Labs revenue totaled $2.9 million for the third quarter of 2009, relatively flat in comparison to the third quarter of 2008.

▪
Hooper Holmes Services (formerly Underwriting Solutions and Infolink) revenue totaled $5.9 million for the third quarter of 2009, a decline from $9.1 million in the third quarter of 2008, primarily due to reduced demand for the Company’s outsourced underwriting services.

▪	Health & Wellness revenue totaled $2.5 million for the third quarter of 2009, an increase of 77% from $1.4 million of revenue in the comparable third quarter of 2008.

Cash provided by continuing operations approximated $2.3 million in the third quarter of 2009, and $5.6 million for the nine months ended September 30, 2009.  Capital expenditures totaled $0.5 million in the third quarter 2009 and $2.5 million for the nine months ended September 30, 2009.  As of September 30, 2009, cash and cash equivalents totaled $14.2 million, with no borrowings under the Company’s credit facility.

Roy H. Bubbs, President and CEO commented, “I am encouraged by the progress made in the third quarter, which is traditionally a slow quarter for the life insurance industry.  We significantly reduced our loss in comparison to the prior year.”

Larry Ferguson, Chairman of the Board commented, “I am pleased to report our Board and Management Team are working well together in addressing our cost structure, short term operating issues, corporate governance, and strategic issues that we believe will continue to drive increased value to our shareholders.”

Conference Call

The Company will host a conference call, today, November 6, 2009 at 11:00am EDT to discuss third quarter results.

To participate in the conference call, please dial 888-846-5003 or internationally 480-629-9856, conference ID: 4180100 five to ten minutes before the call is scheduled to begin. A live web cast will be hosted on the Company's web site located at www.hooperholmes.com. Listeners may also access a telephone replay of the conference call, available from 2:00 p.m. on November 6, 2009 until midnight on November 13, 2009, by dialing 800-406-7325 or internationally 303-590-3030.  The access code for the replay is 4180100.

About Hooper Holmes

Hooper Holmes is a leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses.  As a leading provider of risk assessment services for the insurance industry, Hooper Holmes provides insurers with the widest range of medical exam, data collection, laboratory testing and underwriting services in the industry.

With presence in over 250 markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers.  Each year we arrange more medical exams than any other company and process more than three million specimens in our laboratory.  We provide a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission.  We underwrite hundreds of thousands of cases annually and complete more than two million telephone interviews.

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This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility; our expectations regarding our operating cash flows; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 16, 2009.  The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

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